EXHIBIT 4.3




                              CONSULTING AGREEMENT

                  This Agreement, entered into as of May 15, 1997, acknowledges and confirms the terms of our corporate consulting agreement (the "Agreement") as follows:

                  1. The Translation Group, Ltd., with its offices located at 44 Tanner Street, Haddonfield, New Jersey 08033 (the "Company"), hereby engages Richard A. Sitomer and Todd Rome (the "Consultants") and the Consultants each hereby agrees to render services to the Company as its corporate consultant.

                  2. During the term of this Agreement.

                           (a) The  Consultants  shall  provide  advice  to, and
consult with, the Company concerning strategic planning, corporate organization and structure, acquisitions, mergers and other similar business combinations and shall review and advise the Company regarding its overall progress, needs and financial condition. Said advice and consultation shall be provided by the Consultants to the Company in such form, manner and place as the Company reasonably requests except that the Consultants shall provide such services from such places and during such hours as may be determined by the Consultants.

                           (b)  The  services  of  the   Consultants   are  non-
exclusive and subject to paragraph 5 hereof, and each Consultant may render services of the same or similar nature, as herein described, to an entity whose business is in competition with the Company, directly or indirectly.

                  3. The Company shall pay to the Consultants for their consulting services hereunder the annual sum of five thousand shares of the Company's Common Stock for the Term (as defined herein), which aggregate amount of twenty five thousand shall be paid in advance upon the execution hereof. The Company will also reimburse the Consultants, promptly upon receipt of invoices therefore, for out-of-pocket expenses incurred in connection with its services hereunder. All expenses in excess of $25.00 shall be approved in advance by the Company.

                  4. The term of this Agreement shall be for five years commencing on the date hereof (the "Term").

                  5. Neither Consultant will disclose to any other person, firm, or corporation, nor use for his own benefit, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by the Consultants in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications).

                  6. The Company agrees to indemnify and hold each Consultant (collectively, the "Indemnified Persons") harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees) joint and several arising out of the performance of this Agreement, whether or not the Consultant is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that a Consultant engaged in gross recklessness and/or willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and the Company shall perform its obligations hereunder to reimburse the Consultant for his expenses).

                  The provisions of this paragraph (6) shall survive the termination and expiration of this Agreement.

                  7. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, not can any of its provisions be waived, except by written agreement signed by all parties.

                  8. This Agreement shall be governed by the laws of the State of New York any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal court for the Southern District of New York, and the Company hereby agrees that service of process upon it by registered mail at the address shown in this Agreement shall be deemed adequate and lawful.

                  9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                        2






                  IN WITNESS WHEREOF, the parties have executed this Agreement as of May 15, 1997.

                                                   --------------------------
                                                   Richard A. Sitomer




                                                   --------------------------
                                                   Todd Rome

ACCEPTED AND AGREED to as of
this 15th day of May, 1997

THE TRANSLATION GROUP, LTD.

By:
   --------------------------------
   Name: Charles D. Cascio
   Title: President

                                        3